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Exhibit 5.1

Baker Botts L.L.P.
910 Louisiana
Houston, Texas 77002
713-229-1234

November 18, 2003

Pioneer Drilling Company
9310 Broadway, Bldg. 1
San Antonio, Texas 78217

Gentlemen:

        In connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by Pioneer Drilling Company, a Texas corporation ("Pioneer Drilling" or the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 3,000,000 shares of common stock of Pioneer Drilling, par value $.10 per share ("Common Stock"), that may be issued pursuant to the Pioneer Drilling Company 2003 Stock Plan (the "Plan"), certain legal matters in connection with such shares are being passed on for Pioneer Drilling by us. At your request, this opinion is being furnished for filing as Exhibit 5.1 to the Registration Statement.

        In our capacity as your counsel in the connection referred to above, we have examined Pioneer Drilling's Articles of Incorporation and Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of Pioneer Drilling, certificates of public officials and of representatives of Pioneer Drilling, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of Pioneer Drilling with respect to the accuracy of material factual matters contained in or covered by such certificates.

        On the basis of the foregoing, we are of the opinion that:

        1.     The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Texas.

        2.     On the issuance of shares of Common Stock pursuant to the provisions of the Plan and the related award agreements authorized and approved by the Compensation Committee of the Board of Directors of Pioneer Drilling for consideration at least equal to the par value of such shares, such shares of Common Stock will be duly authorized by all necessary corporate action on the part of Pioneer Drilling, validly issued, fully paid and nonassessable.

        We limit the opinions we express above in all respects to matters of the laws of the State of Texas.

        We hereby consent to the filing of this opinion as an Exhibit 5.1 to the Registration Statement.

                      Very truly yours,

                      /s/ Baker Botts L.L.P.

                      Baker Botts L.L.P.

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  Exhibit 5.1